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                                                                Exhibit 10.12

                       CONTRACT FOR NETWORK MANAGER SERVICES


     THIS CONTRACT is between the Information Network of Arkansas, by and through the Information Network of Arkansas Board, hereinafter referred to as the "INA", a public instrumentality carrying out an essential government function, and the Arkansas Information Consortium, Inc., a for-profit Arkansas corporation, without seal, hereinafter referred to as AIC.

     The INA issued RFP 97-0140 seeking proposals for a network manager, dated August 5, 1996. The request is hereinafter referred to as the RFP.

     AIC submitted a proposal dated May 9, 1997, in response to the RFP, and such proposal was determined by the INA to meet the requirements of the RFP. The proposal is hereinafter referred to as the AIC Proposal.

     The INA enters into a contract with AIC for AIC to serve as network manager to establish, develop, operate, maintain and expand the information network, as defined in the RFP and this contract, for increased electronic access to public and other useful and relevant information as contemplated by the grant of authority by the Arkansas General Assembly to the Information Network of Arkansas.

     NOW THEREFORE, the parties agree as follows:

     1.  PURPOSE OF INFORMATION NETWORK.

     The purpose of the information network and this Contract may be summarized as follows:

          a. To create and provide a significant and aggressively promoted public service to the citizens and businesses of Arkansas by (1) increasing accessibility to public information and other useful information and services through electronic means, and (2) promoting economic development by increasing ease of access to public information and other useful information, and by promoting the sharing of that information.

          b. To provide such public service without increasing the tax burden on the citizens of Arkansas, through utilization of private capital and management.

     2.  HARDWARE AND SOFTWARE AGREEMENTS.

     AIC will provide hardware, and provide or develop software as enumerated in the AIC Proposal, and such other hardware and software as may be necessary to make the information network operational.

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     All INA trademarks, tradenames, logos and other INA identifiers,
Internet uniform resource locators, Internet addresses and e-mail addresses obtained or developed pursuant to this Contract shall be the property of INA.

     3.  CONNECTIONS BETWEEN INFORMATION NETWORK AND STATE AGENCIES.

     Costs associated with and maintenance of communication links from state facilities to AIC facilities for information network purposes, including but not limited to leased circuits from telephone or cable companies, shall be paid as expenses from the information network revenue account.

     4.  INFORMATION NETWORK SERVICE.

     AIC on behalf of the INA shall negotiate with and obtain written contracts for each separate data-providing entity (hereinafter, DPE) from which electronic access is desired.

     All subscribers will be required to execute a contract for services.

     All contracts with subscribers and agencies shall be subject to approval and continuing monitoring of the INA.

     5.  REGULATION OF RATES BY THE INA.

     All rates and fees charged to information network users shall be subject to the final approval of the INA. The INA may on its own motion review and regulate any and all rates and fees for fairness, reasonableness and appropriateness. The AIC may at any time recommend changes in rates and fees to the INA.

     The maximum initial annual subscription fee that mainframe bulk and interactive subscribers and PC/modem interactive subscribers shall pay is $50.00.

     In the event that costs which AIC pays state agencies for data or data access are reduced or increased as a result of legislation or state regulatory administrative changes, such reductions or increases shall be passed on directly to subscribers and users of the information network unless otherwise approved in writing by the INA.

     6.  NETWORK MANAGER REMUNERATION.

     General Provisions: The initial cash investment of AIC shall be $300,000. AIC shall establish one or more accounts in Arkansas financial institutions which are federally insured, for deposit of revenue from information network operations and shall furnish the INA with the names of the institutions, the account numbers and the names of those persons having signatory authority. Any funds deemed

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by AIC to be "idle" or "excess" funds (defined as those not required to meet immediate needs) may be deposited at AIC's discretion in money market accounts, treasury bills, or other suitable investment vehicles until needed.

     Within the framework of the rate-setting procedure addressed in section 5 above, the disbursement of all funds received by the information network as a result of the operation of this Contract will be as follows:

          a. For information network operating expenses, including disbursement to DPEs for electronic and administrative expenses.

          b. 5% of the difference between gross network revenues and the amount payable to state agencies.

          c. AIC will be entitled to retain any sums remaining after payment of the amounts specified in paragraphs a. and b. above.

     Accounts receivable and proceeds therefrom not yet disbursed by the information network, which are generated from information network operations conducted by AIC, are the sole property of AIC until disbursed.

     7.  CHANGES IN INFORMATION NETWORK.

     Information network operations and development shall be in accordance with the AIC Proposal and the RFP.

     A planned material change in the information network operations cannot be made by AIC without the prior written consent of the INA. A "material change" includes, but is not limited to, a change which increases response time to inquiries, adds to the complexity of information network use, diminishes services provided to users, or results in a comparable impact on operations noticeable by users.

     AIC will provide to the INA at least thirty (30) days prior written notice of a planned material change in information network operations.

     AIC shall timely provide to the INA such management reports as the INA may reasonably request.

     8.  NOTICES.

     The INA contact person shall be designated by the INA in writing no later than upon the execution of this Agreement. The AIC contact person shall be the President of AIC. Each party may change its designation for notice following written notice to the other party to this Contract.

     Notices by the parties to one another shall be given in writing to the persons identified above or to such other persons as may be subsequently

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identified in a written notice.  Such notices shall be effective on the date of receipt if sent by U. S. first-class or restricted delivery mail, postpaid, or by any reputable overnight delivery service, prepaid.

     9.  FINANCES AND RECORDS.

     All AIC documents and records pertaining to operation of the information network will be available for inspection, auditing and copying by the INA, or other authorized representatives designated by the INA. Monthly income statements and balance sheets for the information network will be provided to the INA by AIC.

     AIC also agrees to comply with any recommendations made in any audit, unless AIC and INA otherwise mutually agree. Any such audit will be performed by a competent and reputable CPA licensed in Arkansas.

     To the extent the audit report discloses any discrepancies in the AIC charges, billings or financial records, and following a period for review and verification of the amount by AIC, AIC will adjust the next monthly bill as soon as reasonably possible, but not to exceed 90 days. AIC shall cooperate to assure that verification is completed in a timely manner.

     The accounting system is to include a numbered chart of accounts, books of original entry of all transactions, appropriate subsidiary ledgers, a general ledger which includes to-date postings and an audit trail through financial statements. Such books may either be maintained on paper or on computer with appropriate backup. AIC shall from the beginning of this Contract adopt the calendar year ending December 31, for reporting purposes.

     10.  AIC SHAREHOLDERS.

     AIC agrees to provide and continually keep updated a list of names and addresses of stockholders of AIC for those shareholders holding five percent (5%) or more of any class of stock and the percentage of ownership of each stockholder.

     As a basic policy all shareholders of AIC shall be natural persons; however, exceptions to this requirement may be approved by the INA on a case by case basis. Such approval is not to be unreasonably withheld. The intent of this section is that the INA shall know the identity of AIC investors, back to natural persons.

     11.  THE INFORMATION NETWORK OF ARKANSAS AND THE NETWORK MANAGER.

     The duties of the INA and the network manager are as set forth in A.C.A. 25-27-101 et seq.

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     12.  FULL-TIME EQUIVALENT POSITIONS AND SALARIES, BENEFITS AND RELATED
EMPLOYER EXPENSES.

     AIC agrees to attain a staffing level during the first fiscal year of at least eight (8) full-time equivalent employee positions, based on an eight-hour work day per position, five days per working week.

     The hiring, firing, recruitment, management, and training of AIC employees will not be the responsibility of the INA. The INA's involvement in the personnel affairs of AIC shall be limited to disclosure of the names and positions of officers and employees of AIC.

     No officer, employee, director or shareholder of AIC shall receive a salary, except as and for services performed by such officer, employee, or director or shareholder for AIC on behalf of the information network.

     AIC shall be responsible for all required employer costs attributable to its officers and employees, including but not limited to, workers' compensation premiums and deductible, unemployment compensation tax withholding contributions, tax withholding contributions, and similar items.

     13.  INCORPORATION BY REFERENCE.

     The provisions of the RFP and the AIC Proposal are hereby incorporated into this Contract and made a part hereof. If there is any conflict among the provisions of the RFP, the AIC proposal, this Contract and state law then those conflicts will be resolved in the following order of precedence:

          a.   State law
          b.   This Contract
          c.   The RFP and addenda
          d.   The AIC proposal

This Contract may be amended only by mutual expressed written consent.

     14.  INSURANCE AND BONDS.

     AIC shall provide the INA written proof of the following provided by a qualified firm authorized / admitted to do business in Arkansas:

          a. Proof of a general comprehensive liability insurance policy in the amount of at least $1,000,000.

          b. AIC shall maintain all workers' compensation insurance coverage as required by law.

          c. AIC shall maintain an Employers' Liability Insurance - Coverage B, as required by law.

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          d.  AIC shall maintain a commercial automobile policy in the amount of at least $1,000,000.

          e. AIC shall maintain a fidelity bond in the amount of at least $100,000 per employee.

     15.  TERMINATION OF CONTRACT.

     The INA shall have the right to terminate this Contract for cause, subject to cure, by providing written notice of termination to AIC. Such notice shall specify the time, the specific provision of this Contract or "for cause" reason that gives rise to the termination, and shall specify reasonable appropriate action that can be taken by AIC to avoid termination of the Contract. The INA shall provide a period of up to thirty (30) days, unless otherwise specified in this Contract, for AIC to cure breaches and deficiencies of its performance obligations under this Contract.

     The INA may terminate this Contract at any time and without cause if directed to do so by statute.

     If the State decides to extend the Contract through June 30, 2003, or at anytime thereafter, the INA shall be entitled to a perpetual for-use-only license with the right to modify, along with application software documentation and source code, for no additional compensation to AIC. Prior to June 30, 2003, the INA reserves the right to negotiate terms for licensure of software, which may include perpetual for-use-only license with a right to modify software application documentation and source code, notwithstanding the terms set forth in the section of this Contract concerning Continuation of Operations During Transition Period.

     16.  TERMINATION FOR CAUSE

     For purposes of this Contract, the phrase "for cause" shall mean, but not be limited to:

          a. Any material breach or evasion by AIC of the terms or conditions of this Contract and its amendments, if any;

          b.  Ownership in AIC by a shareholder unacceptable to the INA.

          c. Substantial cessation of information network services by AIC shall be cause for immediate termination of this Contract.

          d. Fraud, misappropriation, embezzlement, malfeasance, significant misfeasance, or illegal conduct by AIC, its officers, directors or shareholders.

          e.  Dissolution of AIC or forfeiture of its corporate existence.

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          f.  Repeal of the INA's enabling statutes.  This is cause for immediate termination, unless another agency is designated for oversight of the information network within a reasonable time thereafter.

          g. Amendment of the INA's enabling statue or an adverse judicial decision by a court of competent jurisdiction, which has the effect of rendering information network operations no longer feasible.

          h.  Insolvency of AIC.

          I.  Material breach of an agreement with any state agency.

          j.  Intentional disclosure of any confidential information.

     17.  APPROPRIATE USE MESSAGES.

     The information network shall display an appropriate use message to all subscribers upon initial log-on to the information network. Each subscriber shall be required to verify compliance with said message terms. Upon subsequent log-ons, such message shall be displayed, without verification, only if prior verification is logged in the user file.

     The information network shall provide DPEs the opportunity to include additional wording if determined necessary by the DPE. The appropriate use message shall be approved by the INA and updated to comply with any amendments to the law, or as required by the INA.

     18.  ACCESS TO INFORMATION NETWORK BY DATA PROVIDING ENTITY.

          a. DPEs must have terminal (read) access to the information network's computerized log of subscribers using the DPEs' data and their security status, without access cost to the DPEs. The DPEs will be responsible for the cost of terminal(s) and the cost of a dial-up or lease line, whichever is used.

          b. DPEs must be able to sign on to AIC's information network to audit the dissemination of its records. On-line audit capability must be available for the length of time specified by the data owning agencies after transaction processing. After the on-line retention period has expired, AIC shall, as specified between AIC and the DPEs, retain, destroy, or provide the record information to the data owning agencies without cost. At a minimum, the information network shall retain the following data: name of subscriber, transaction date and time, type of inquiry and access keys.

          c. AIC shall notify affected DPEs and the INA within two (2) hours of unauthorized attempts to gain access to classified data. The notice shall contain detailed information to aid the affected DPE in examining the matter.

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     19.  LIMITATION OF PURPOSE.

     AIC shall engage solely in the business or businesses expressly approved by the INA which shall initially be only and solely the start-up, operation, maintenance and expansion of the information network. AIC shall furnish the INA with certified copies of Articles of Incorporation reflecting this limitation of purpose.

     20.  PATENT, COPYRIGHT, TRADEMARK AND TRADE SECRET INDEMNITY.

     AIC warrants that its proposed operation of the information network does not and shall not infringe on the United States patent, copyright, trademark or trade secret right of any person or entity. The INA shall be provided with prompt notice of any such claim of infringement and AIC shall have the exclusive right to defend or settle such claim at AIC's option. The INA shall cooperate with AIC in its defense or settlement of such claim at no expense to the INA.

     21.  LIABILITY.

     The State of Arkansas, its agents and employees shall not be legally responsible for errors due to information network problems.

     AIC agrees for itself, its agents, employees and assigns to hold harmless, indemnify and defend the INA and the State of Arkansas, its agents and employees from any actions arising out of AIC's negligence or material failure to perform under the terms of this Contract.

     AIC agrees that it has no right of subrogation or contribution from the State of Arkansas for any judgment rendered against AIC.

     AIC agrees to indemnify, defend, and save harmless the State and INA board members, its officers, agents and employees from the claims enumerated in RFP 60.14.1 through 60.14.4.

     22.  APPROPRIATION AND LEGISLATION.

     The INA may cancel this Contract to the extent funds or regulatory or statutory fees are no longer legally available for expenditures under this Contract. In the event legislation alters the authority or duties of INA, the legislation controls the terms and conditions of this Contract.

     23.  ASSIGNMENT AND SUBCONTRACTING.

     AIC may not assign any of its rights or delegate any of its duties hereunder unless done pursuant to prior written consent of the INA.

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     AIC may subcontract portions of work to be performed by it under this
Contract with the written consent of the INA.

     24.  TERM OF CONTRACT.

     This Contract shall be for a term of three (3) years, commencing July 1, 1997, and expiring at 12:00 a.m., June 30, 2000, unless earlier terminated by the INA.

          a. By March 31, 2000, the INA will inform AIC of the INA's decision on whether or not to extend the contract period through June 30, 2001.

          b. By March 31, 2001, the INA will inform AIC of the INA's decision on whether or not to extend the contract period through June 30, 2002.

          c. By March 31, 2002, the INA will inform AIC of the INA's decision on whether or not to extend the contract period through June 30, 2003.

          d. By March 31, 2003, the INA will inform AIC of the INA's decision on whether or not to extend the contract period through June 30, 2004.

     Upon termination or expiration of this Contract all information network and manager records, work papers and operations documentation shall be delivered to the INA within thirty (30) days after termination or expiration and shall become the property of the INA, if not already such.

     AIC will be responsible during the term of this Contract for maintaining information network hardware and software.

     25.  RELATIONSHIP OF PARTIES.

     Notwithstanding any other provisions contained herein, it is expressly agreed that AIC is an independent contractor in the performance of each and every part of this Contract. As such, AIC is solely liable for all labor and expenses in furtherance of such performance and for any and all damages which may be occasioned on account of its performance hereunder.

     AIC may become an agent of the INA only by the expressed written consent of the INA.

     AIC will not pledge any assets of the INA or State of Arkansas in its care, custody or control, or cause any type of lien to attach to such.

     It is expressly agreed that the contractor and any subcontractors and agents, officers, and employees of the contractor or any subcontractors in the performance of this Contract shall act in an independent capacity and not as officers or employees of the State. It is further expressly agreed that this

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Contract shall not be construed as a partnership or joint venture between the contractor or any subcontractor and the State of Arkansas.

     26.  CLAIMS.

     This Contract shall be construed according to the laws of the State of Arkansas. Any legal proceedings against the INA regarding this request for proposals or any resultant contract shall be brought in the State of Arkansas' administrative, legislative or judicial forums. Venue will be in Pulaski County.

     27.  CONTINUATION OF OPERATIONS DURING TRANSITION PERIOD.

     If for any reason this Contract shall be terminated or upon expiration of the Contract without extension, or at the end of any extension, AIC shall, at the option of the INA, continue to operate under this Contract as network manager in accordance with all terms and conditions of this Contract, together with any amendments or modifications in existence at such time, for a period of up to twelve (12) months from the time of expiration or notification of termination from the INA to AIC. The intent of this provision is to insure continuation of information network operations while a successor network manager is chosen and installed.

     28.  ENTIRE AGREEMENT.

     This Contract, including any documents incorporated by reference, constitutes the entire agreement of the parties and supersedes all other prior written or oral contracts between the parties with respect to the subject matter hereof. This Contract may be amended only by a writing signed by the parties thereto.

     IN WITNESS to the agreement of the Information Network of Arkansas and the Arkansas Information Consortium, Inc., to all of the above terms and conditions, the respective governing bodies or Boards of Directors of the two organizations have approved the same and have authorized their chief executive officers and secretaries to affix their signatures below indicating such upon this 2 day of JULY, 1997.

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ARKANSAS INFORMATION CONSORTIUM, INC.


/s/ Joseph Nemelka                                7/2/97
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Joseph Nemelka, President/CEO                     Date

ATTEST:

/s/ Sharon Priest                                 7/2/97
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                                                  Date

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INFORMATION NETWORK OF ARKANSAS


/s/ Sharon Priest                                 7/2/97
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                                                  Date


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